TEAMUPSPORT INC.
700 Gillard Street
Wallaceburg, Ontario, N8A 4Z5, Canada
June 5, 2013

TO:	Sandwich Isles Trading Co. Inc.
P.O. Box 701
Kalaheo, HI 96741

Attention:                      Mr. Shaun Roberts and Mr. Steven M. Schorr

Dear Sirs:

RE:           Sandwich Isles Trading Co. Inc.

This letter sets out the agreement (“Agreement”) reached among TEAMUPSPORT INC. as purchaser (“the “Purchaser”), and Sandwich Isles Trading Co. Inc. (the ”Vendor") regarding the transfer and sale by the Vendor of all of its assets and business to the Purchaser upon the terms and conditions set forth herein.  Shaun Roberts (“Roberts”) and Steven M. Schorr (“Schorr”) as major shareholders and management of the Vendor agree to the terms hereof.

Acquisition

1.
The Vendor hereby agree to sell, assign and transfer to the Purchaser all of the assets of the Vendor (the ”Vendor Assets") which are summarized on Schedule A attached hereto on the terms and subject to the conditions set out in this Agreement (the ”Sale Transaction”). The Vendor is a food and beverage company whose products on based on the fruit of the coffee bean (the “Business”).

Consideration

2.
In consideration for the sale and transfer of the Assets to the Purchaser, the Purchaser agrees to issue to the Vendor 42,750,000 post-Split common shares of the Purchaser, which upon Closing will be 62.5% of the common shares in the capital of the Purchaser (the “TeamupSport Shares”) before the issuance of the Financing (as defined in paragraph (5) shares. “Split” is defined in paragraph 13(d). The Vendor acknowledges that the TeamupSport Shares will be restricted as to sale by US securities laws and rules and will carry a restrictive legend indicating such restrictions. The Vendor will become an “affiliate” of the Purchaser and as such, will be required to file insider reports and otherwise comply with SEC affiliate rules. The Vendor agrees that it has no plans to sell or distribute the Consideration Shares and will not reconsider this issue for at least one year after Closing.

Financing

3.
Within 7 days of execution of this Agreement, the Purchaser will arrange a bridge loan from a third party to the Vendor for $500,000 (the ”Bridge Loan”). In the event the Sale Transaction closes, the proceeds of the Bridge Loan will be converted to common shares of the Purchaser at a conversion price of $0.45 per share. In the event that the Sale Transaction does not occur by September 1, 2013, unless extended by the Bridge Loan lenders, the Bridge Loan will be due and payable by December 1, 2013 with interest at 12% per annum calculated monthly from the date of advance. If the Bridge Loan is converted to TeamupSport equity, interest will be waived by the lender.

4.	The Bridge Loan will be secured against the assets of the Vendor as agreed between the lenders and the Vendor, to be agreed within 3 days of the date of this letter.

5.
The Purchaser will arrange an equity financing in its capital for gross proceeds of $500,000 to be closed at Closing, for common shares of the Purchaser issued a price of $0.45 per share (the ”Financing”). Within 6 months of Closing, the Purchaser will arrange an additional equity financing for $600,000, consisting of 1,333,333 units, each unit comprising one share of common stock and one warrant, issued at a price of $0.45 per unit.  Each warrant will be exercisable for 5 years after Closing at an exercise price of $0.65 (the ”Second Financing”).  The Purchaser will on Closing pay a finder for services in finding the Bridge Loan lender and the Financing purchaser a total of 2,222,222 warrants, each exercisable for one common shares for 5 years after Closing at a price of $0.65 per share.

Closing and Definitive Agreements

6.
Closing of the transactions contemplated herein (the ”Closing") will occur on or before September 1, 2013 or on such other date as the parties may agree, to be held at the City of Los Angeles, California, at such place and time as the parties may agree.

7.
The parties agree to instruct their attorneys to co-operate and complete comprehensive and definitive agreements for the Sale. The definitive agreements will contain terms and representations customary for agreements governing the purchase and sale of a business in Los Angeles, California, as prepared by commercial legal counsel of good reputation. In the event that any matter cannot be resolved or agreed, the terms of this Agreement will govern respecting that matter. If no definitive agreements are executed by the parties hereto, this Agreement will remain in full force and effect.

8.
The Vendor acknowledges that the Purchaser will be required within 4 days of Closing to file a comprehensive 8-K material change report which includes prospectus level disclosure about the Assets, the Business, its finances, its operations, risks, prospects and its management. The Vendor will fully cooperate to provide to the Purchaser on a timely basis such information as Purchaser or its attorneys or auditors consider necessary for preparation of the 8-K. Without limitation, the Vendor will provide within 45 days of this letter agreement audited financial statements for the two fiscal years ended December 31, 2012, prepared by a PCAOB approved auditor, and prior to Closing, will provide quarterly financial statements for the fiscal periods ended June 30, 2013 as reviewed by its auditor. All of these financial statements will be included in the 8-K.

Due Diligence

9.
The Purchaser and the Vendor will each have the right to conduct due diligence on the other in connection with the transactions contemplated hereunder.  Each of the Purchaser and the Vendor and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries in connection with the transactions contemplated herein.

Closing Conditions

10.	This Agreement and the Closing hereof is subject to the following:

(a)
the representations of the Vendor respecting its financial condition, the Assets and the Business as set out in the KonaRed Confidential Presentation dated May 2013 and as delivered to the Purchaser being true in all material respects;

(b)
if required, the passing of resolutions by the shareholders of the Vendor approving the Sale Transaction. Roberts and Schorr each hold approximately, respectively, 22.4% and 17.8% of the Vendor’s outstanding shares and they agree to vote their shares in favor of the Sale Transaction and to recommend and encourage all other of the Vendor’s shareholders to do the same.

(c)	the passing of a resolution of the Purchaser’s board appointing Vendor’s nominees to be a majority of the directors of the Purchaser, to be effective immediately after Closing;

(d)	$500,000 of the Financing being closed or the funds for the Financing being held in escrow pending the Closing; and

(e)
all representations and warranties contained herein and to be contained in the definitive agreements described in Section 7 hereof shall be true and correct at the date of Closing in all material respects.

Representations of the Purchaser

11.	The Purchaser represents and warrants to the Vendor that:

(a)
the authorized capital of the Purchaser consists of 65,000,000 common shares with a par value of $0.001 per share, of which there are presently 4,766,698 common shares issued and outstanding, and 10,000 shares of preferred stock with a par value of $0.001 per share of which none are outstanding;

(b)
other than as contemplated under this Agreement, there are no other rights, warrants or options outstanding pursuant to which any shares of the Purchaser may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of the Purchaser;

(c)	the Purchaser is duly incorporated under the laws of the state of Nevada; and

(d)
all of the Purchaser’s continuous disclosure filings with the Securities Exchange Commission of the United States are in good standing and are complete and accurate and other than as contemplated herein, there are and shall at Closing be no material changes in the Purchaser’s business and affairs from that which is disclosed in the Purchaser’s continuous disclosure documents.

Representations of the Vendor

12.	Each of the Vendor, Roberts and Schorr represents and warrants to the Purchaser that:

(a)
the authorized capital of the Vendor consists of 25,000,000 shares, of which 23,131,950 common shares are presently and will be issued and outstanding at the date of Closing and 1,837,000 options to purchase shares at $0.70 per share;

(b)
subject to Vendor’s shareholders’ approval, the Vendor has the full power and authority to transfer or cause to be transferred the Assets to the Purchaser free and clear of any charges, encumbrances, liens or claims;

(c)	the Vendor has all property rights and interest in and holds all interests in all aspects of the assets listed on Schedule A, free and clear of all encumbrances;

(d)	the intellectual property assets held by the Vendor do not infringe on the intellectual property rights of any other party; and

(e)	the unaudited management prepared financial statements of the Vendor as set out in Schedule B are accurate in all material respects to the best of the Vendor’s knowledge as at March 31, 2013.

Covenants

13.	The Purchaser hereby covenants to the Vendor as follows:

(a)
the Purchaser shall conduct its business in the ordinary and normal course and shall not, without the prior written consent of the Vendor, enter into any transaction which would cause any of its representations or warranties or agreements contained in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of the Purchaser herein;

(b)	the Purchaser shall not issue or redeem any shares in its capital nor issue any securities convertible or exchangeable into shares other than pursuant to the terms of this Agreement;

(c)	the Purchaser will change its name effective by Closing to “KonaRed Corporation” or such other name as is determined by the Vendor; and

(d)
the Purchaser will cause a 13.5 for one subdivision of its common shares outstanding (the ”Split”) so that the 1,900,000 current outstanding free trading Purchaser shares total 25,650,000 shares, or 37.5% of the outstanding shares of the Purchaser post Closing but before dilution from the Financing, the Bridge Loan and the Second Financing. All the restricted shares of the Purchaser’s current largest shareholder will be cancelled. Adjustments will be made as required to keep percentages the same as in this letter.

14.	The Vendor hereby covenants to the Purchaser as follows:

(a)
the Vendor shall conduct its business in the ordinary and normal course and shall not enter into any transaction which would cause any of the Vendor’ representations or warranties contained in this Agreement to be incorrect or constitute a breach of any covenant or agreement of the Vendor contained in this Agreement;

(b)
the Vendor shall not take any action which would result in any material adverse change to the Vendor or to sell, transfer or dispose of any of the Vendor’s assets or contractual rights or entitlements, except in the ordinary course of business;

(c)	the Vendor will not transfer any of the Assets to any other party except in accordance with the terms of this Agreement; and

(d)
the Vendor agrees that it will not for a period ending on the earlier of Closing, the termination of this Agreement or September 1, 2013, directly or indirectly hold discussions with or negotiate with any party other than the Purchaser as to the disposition, share exchange or merger of its shares or the Assets. The parties may extend the term of this clause by mutual agreement.

(e)
the Vendor will after Closing permit two nominees of the Purchaser (as named prior to Closing) to remain on the board of directors of the Purchaser for a minimum of 12 months post Closing, and the board of the Purchaser will not be expanded beyond 7 directors during that time.

Binding Agreement

15.	Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

Termination

16.
In the event Closing has not occurred by October 31, 2013, either party may elect to terminate this Agreement and all obligations of the parties hereunder shall cease. No party may elect to terminate if it has not complied with its obligations hereunder and the other party does not agree to terminate.

Confidentiality

17.
The Vendor acknowledges that the Purchaser is a public company and has an obligation to disclose all material information about its affairs. The Vendor agrees that it will not trade in the securities of the Purchaser while in possession of, will ensure its management do not so trade, nor will the Vendor inform others of (except on a need to know basis), any non-disclosed material information about the Purchaser.

General

18.
All the Purchaser’s legal costs in connection with the preparation of this Agreement and the completion of the transactions contemplated herein shall be for the account of the Purchaser, whether or not the transactions contemplated hereby are completed. The Vendor will pay its own legal costs of review of this Agreement, the Bridge Loan documents and any definitive agreements prepared by the Purchaser’s legal counsel.

19.	This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada.

20.
This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

21.	This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

22.	All dollar references are United States dollars.

23.
This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

TEAMUPSPORT INC.

Per:  /s/ Richenda Rowe
     Authorized Signatory

AGREED TO AND ACCEPTED THIS 5th DAY OF JUNE, 2013.

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/s/ signed	)
Witness Signature	)
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	)	/s/ Shaun Roberts
Name	)	SHAUN ROBERTS
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Address	)
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/s/ signed	)
Witness Signature	)
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	)	/s/ Steven M. Schorr
Name	)	STEVEN M. SCHORR
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Address	)
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Sandwich Isles Trading Co. Inc.

Per:  /s/ Shaun Roberts
     Authorized Signatory

SCHEDULE A

LIST OF ASSETS AND INTELLECTUAL PROPERTY OF SANDWICH ISLES TRADING CO. INC.

All assets used in the Business, including personal property, leases, real property, intellectual property, contracts, trademarks, inventory, equipment, chattels, employment agreements, and all other rights or interests of the Vendor related to the Business.

List of Specific Intellectual Property

Patents and Patent Applications:

1.	BIOLOGICAL ACTIVITY OF PULP AND SKIN COLD REDUCED EXTRACT AND CONCENTRATE

Attorney Docket Number 047814.010102

2.	COLD REDUCTION OF FRUIT PULP AND SKIN EXTRACTS

Attorney Docket Number 047814.010103

Trademarks and Trademark Applications

1.	KonaRed

2.	Paradise in a Bottle

Know How

1. a method, process and device for reducing extracts of fruit pulp and skin while maintaining bioactive antioxidants naturally occurring therein.

List of locations where physical assets are located, including inventory, equipment and other assets

1.	San Clemente warehouse facility, located at 1101 Via Callejon Suite 200 San Clemente, CA 92673

2.	Office 2829 Ala Kalanikaumaka St. F-133, Koloa, HI 96756

3.	R and D Lab 3361 Omaopio Road B Kula, HI 96790

SCHEDULE B

UNAUDITED FINANCIAL STATEMENTS AS AT MARCH 31, 2013 OF SANDWICH ISLES TRADING CO. INC.